Exhibit 99.2

AT&T WIRELESS SERVICES EARNINGS COMMENTARY April 23, 2003

AT&T Wireless Services Snapshot:

($ in millions, except per	Current Quarter			Sequential Quarter
share amounts and selected
metrics) (Unaudited)	1Q03	1Q02	Yr/Yr %	4Q02	Seq. %

Consolidated Financial Results
Services revenue	$3,743	$3,355	11.5%	$3,738	0.1%
Equipment revenue	205	256	(20.0%)	309	(33.8%)
Total revenue	$3,948	$3,611	9.3%	$4,047	(2.5%)
Operating income	$375	$178	111.0%	$191	95.9%
Net income (loss) available to common shareholders	$135	($178)	175.7%	($136)	199.1%
Income (loss) per basic and diluted share:
Income (loss) from continuing operations available to common shareholders	$0.05	($0.01)		($0.05)
Income from discontinued operations	$—	$—		$—
Cumulative effect of change in accounting principle	$—	($0.06)		$—
Net income (loss) available to common shareholders	$0.05	($0.07)		($0.05)
EBITDA*	$1,110	$820	35.4%	$913	21.6%
EBITDA* margin*	29.7%	24.4%	530 b.p.	24.4%	530 b.p.
Capital expenditures
Selected Metrics	$428	$662	(35.3%)	$2,146	(80.1%)
Subscribers (in thousands):
Consolidated ending subscribers	21,142	19,536	8.2%	20,859	1.4%
Net additions	283	650	(56.4%)	705	(59.8%)
Average monthly churn	2.3%	2.6%	(30 b.p.)	2.4%	(10 b.p.)
Average revenue per user (ARPU)	$58.70	$58.60	0.2%	$60.00	(2.2%)
Average minutes of use per subscriber (MOU)	508	430	18.1%	507	0.2%
Cost per gross addition (CPGA)	$404	$367	10.1%	$383	5.5%
Cash cost per user (CCPU)	$30.60	$30.90	(1.0%)	$32.10	(4.7%)

*EBITDA is defined as operating income excluding depreciation and amortization. EBITDA margin is defined as EBITDA as a percentage of our services revenue. We believe EBITDA and EBITDA margin to be relevant and useful information as these are important measurements used by our management to measure the operating profits or losses of our business. EBITDA is one of several metrics used by our management to measure the cash generated from our operations, excluding the operating cash requirements of our interest and income taxes. In addition, our $2.5 billion credit facility (under which currently no amounts are outstanding) requires us to maintain certain financial ratios, including a specified net-debt-to-EBITDA ratio. Finally, EBITDA is one of many factors used by the credit rating agencies to determine our credit ratings. EBITDA and EBITDA margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. EBITDA and EBITDA margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

AWE EARNINGS COMMENTARY	FIRST QUARTER 2003

AT&T Wireless Services Highlights:

•	AT&T Wireless delivered another solid quarter of strong financial and operating results in 1Q03, reporting record EBITDA and EBITDA margin in the quarter.

•	AT&T Wireless is on track to deliver on the guidance for 2003, for growth in services revenue and EBITDA and total capital expenditures for the year.

•	Based on the outlook for EBITDA growth and planned capital expenditures, combined with a strong balance sheet position, it appears highly likely that AT&T Wireless can achieve operating free cash flow for 2003.

Statement of Operations Discussion:

[SEE APPENDIX I FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS.]

Total revenue for AT&T Wireless grew to $3,948 million in the first quarter, an increase of $337 million, or 9.3%, compared with the prior year quarter. Services revenue in 1Q03 grew to $3,743 million, up $388 million, or 11.5%, from 1Q02. The increase over the year-ago quarter included a full quarter of revenue associated with TeleCorp PCS, Inc. (TeleCorp), acquired on February 15, 2002. Additionally, services revenue increased with growth in the subscriber base and a slight increase in ARPU. Equipment revenue for the first quarter of 2003 was $205 million, a decline of 20.0% from 1Q02 equipment revenue of $256 million. The decline in 1Q03 was attributable to lower average revenue per unit.

Costs of services increased to $1,114 million, up $66 million, or 6.3%, from the year-ago quarter. The growth was the result of increased network support related costs and higher interconnection expenses, both resulting from an increase in the minutes from the existing base of customers, as well as new customers added since the prior year quarter. These increases were partially offset by a decline in incollect expenses, or the cost of our subscribers roaming on other carriers’ networks. Incollect expenses declined due to a decrease in our average roaming cost per minute, which was partially offset by an increase in our total roaming minutes. Additionally, the provision for uncollectible receivables decreased versus the prior year quarter due to lower net write-offs and an improved aging of our accounts receivable balances.

Costs of equipment sales decreased to $469 million, which was $84 million, or 15.2%, lower than the year-ago quarter. This decrease resulted from a decline in the average cost per unit sold, which was driven primarily by more favorable pricing associated with our 2.5G handsets, and a decrease in the number of equipment handsets sold.

Selling, general and administrative (SG&A) expenses totaled $1,255 million in the first quarter, an increase of $65 million, or 5.4%, compared with 1Q02. This increase resulted from increased customer care and general and administrative support costs due to the growth in the subscriber base. Partially offsetting these increases were lower commissions costs related to the decline in gross subscriber additions from the prior year quarter, a shift in a higher percentage of gross adds to direct channels, and a decrease in the average commission per subscriber which we paid to our indirect distributors.

Depreciation and amortization expenses increased to $735 million, up $93 million, or 14.4%, from the prior year quarter. The increase resulted from an increase in depreciation expense associated with the growth in AT&T Wireless’

April 23, 2003

AWE EARNINGS COMMENTARY	FIRST QUARTER 2003

depreciable asset base, including a full quarter of depreciation expense on the assets acquired in conjunction with the TeleCorp acquisition.

Other expense for the first quarter of 2003 totaled $30 million, compared with $31 million of expense in the prior year quarter. Other expense for the first quarter of 2003 was primarily due to losses recorded in conjunction with an asset sale, partially offset by interest income. Other expense in the first quarter of 2002 included a $57 million pre-tax impairment of a cost method investment, Dobson Communications Corporation, for which the decline in market value was deemed to be other than temporary. Partially offsetting this write-down was interest income earned during the first quarter of 2002.

Interest expense was $184 million in the first quarter, compared with $115 million in the prior year quarter. The increase was due primarily to interest expense related to the $3.0 billion Senior Notes offering that occurred in April 2002, a full quarter of interest expense associated with the debt acquired in our acquisition of TeleCorp in February 2002, and lower capitalized interest. Capitalized interest decreased versus the prior year quarter due to lower capital expenditures during 1Q03 versus the prior year quarter.

Provision for income taxes for 1Q03 was $46 million versus $12 million in the prior year quarter. AT&T Wireless continued to require a full valuation allowance on its net deferred tax assets during the first quarter of 2003. The first quarter 2003 provision reflects deferred tax expense resulting from temporary differences associated with goodwill and licensing costs, as well as certain state taxes. The 1Q02 provision represented an effective tax rate of 37.3%.

Net equity income (losses) from investments in unconsolidated subsidiaries for the first quarter of 2003 was income of $27 million compared with a loss of $42 million, which included a tax benefit of $16 million, in the first quarter of 2002. The improvement over the year-ago quarter is attributed to an increase in our proportionate share of earnings in our foreign equity investments, a lower accretion related to our obligation to the other owners of Alaska Native Wireless, as well as the net equity losses for the first quarter of 2002 including our proportionate share of TeleCorp losses prior to the acquisition in February of 2002.

Income from discontinued operations, net of tax, was zero in the first quarter of 2003, compared with income of $12 million in the prior year quarter. The income recorded during the first quarter of 2002 included adjustments to the recoverability of assets and accruals associated with exit costs from the fixed wireless business. The disposition of the fixed wireless business was completed during 2002.

Cumulative effect of change in accounting principle, net of tax, was zero in the first quarter of 2003 and a $166 million loss in the first quarter of 2002. The change in accounting principle in 2002 related to AT&T Wireless Services’ proportionate share of impairment losses recorded by its equity method investments upon the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. Two entities in which AT&T Wireless holds equity interests recognized transitional impairment losses primarily related to licensing costs.

Accretion of mandatorily redeemable preferred stock was $7 million in the first quarter of 2003, compared with $2 million in the first quarter of 2002. The accretion is associated with the mandatorily redeemable preferred stock issued by AT&T Wireless during February 2002 in conjunction with the acquisition of TeleCorp. The 1Q03 increase over the year-ago quarter primarily reflects a full quarter’s accretion of the preferred stock dividend, which compounds quarterly.

Income (loss) per share from continuing operations available to common shareholders for the first quarter of 2003 was income of $0.05, compared with a loss of $0.01 in the prior year quarter. The year-over-year increase was attributable to higher operating income and increased earnings from investments in unconsolidated subsidiaries, partially offset by higher interest expense.

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AWE EARNINGS COMMENTARY	FIRST QUARTER 2003

Income per share from discontinued operations for the first quarters of 2003 and 2002 was zero.

Income (loss) per share from cumulative effect of change in accounting principle was zero in the first quarter of 2003 and a loss of $0.06 in the first quarter of 2002.

Net income (loss) per share available to common shareholders for the first quarter of 2003 was $0.05, compared with a loss of $0.07 in the prior year quarter. The increase in net income per share available to common shareholders was due primarily to higher income from continuing operations and the cumulative effect of change in accounting principle recorded during the first quarter of 2002.

Consolidated EBITDA was $1,110 million in the first quarter of 2003, an increase of 35.4% from the year-ago quarter. The growth in EBITDA was primarily due to increased services revenue; lower selling and marketing costs, including commissions and equipment subsidies; a reduction in incollect expenses; and a lower provision for uncollectible receivables. Partially offsetting these items were increases in network support related costs, interconnection expenses and higher general and administrative expenses to support growth in subscribers versus the prior year quarter.

The following table summarizes the reconciliation of EBITDA to operating income:

(Unaudited) ($M)	For the three months ended
	March 31, 2003	March 31, 2002	December 31, 2002

EBITDA	$1,110	$820	$913
Less: Depreciation and amortization	(735)	(642)	(722)

Operating income	$375	$178	$191

EBITDA margin (EBITDA as a percentage of services revenue) increased to 29.7% for the first quarter, up from 24.4% in the year-ago quarter. EBITDA margin increased due to reductions in expenses (discussed above under Consolidated EBITDA) as a percentage of services revenue.

The following table summarizes the reconciliation of EBITDA margin to consolidated operating income as a percentage of services revenue:

(Unaudited)	For the three months ended
	March 31, 2003	March 31, 2002	December 31, 2002

EBITDA margin	29.7%	24.4%	24.4%
Less: Depreciation and amortization as a % of services revenue	(19.7%)	(19.1%)	(19.3%)

Operating income as a % of services revenue	10.0%	5.3%	5.1%

April 23, 2003

AWE EARNINGS COMMENTARY	FIRST QUARTER 2003

Selected Metrics Discussion:

Subscribers for AT&T Wireless continued to grow during the first quarter of 2003. Total ending consolidated subscribers grew 8.2% from 1Q02 to 21,142 thousand at the end of the first quarter. Net consolidated subscriber additions totaled 283 thousand in the first quarter, a 56.4% decrease from the prior year quarter. The lower number of net subscriber additions, compared to the year ago quarter, reflected a slowdown in industry growth. We continue to focus our efforts on attracting a profitable mix of customers.

Churn for the first quarter was 2.3%, an improvement of 30 b.p. from 1Q02 churn of 2.6%. The improvement in total subscriber churn was a result of our continued focus on high quality subscribers and ongoing customer retention efforts. Post-paid churn for the first quarter of 2003 was 2.1%, a decrease from 2.4% in the prior year quarter.

Average Revenue per User (ARPU). ARPU is used to measure the average monthly services revenue on a per subscriber basis. ARPU is calculated as services revenue generated by subscribers, including both our subscribers’ revenue and the roaming revenues we collect from other carrier’s subscribers, divided by our average subscribers for the period. For the purpose of this measure, the revenue figure is calculated in accordance with GAAP. ARPU was $58.70 in the first quarter of 2003, up marginally from $58.60 in the prior year quarter. ARPU in the current period reflected both the downward pressure of continuing price competition in the wireless sector and the increasing contributions of data revenues and our various revenue enhancement initiatives.

Minutes of Use (MOU) per subscriber per month were 508 in the first quarter, up 18.1% from 430 in 1Q02. The increase was consistent with the recent trend in the growth of wireless minutes, as subscribers continue to shift toward calling plans that include larger buckets of minutes.

Cost per Gross Subscriber Addition, or Cost per Gross Add (CPGA). CPGA is used to measure the average cost of adding a new subscriber. CPGA is calculated as our sales and marketing expenses (included within Selling, General and Administrative Expenses on our Statement of Operations) and equipment subsidies (included within Costs of Equipment Sales on our Statement of Operations) related to new customer acquisitions, divided by the number of new gross subscribers added in the period. For the purpose of this measure, the expenses are calculated in accordance with GAAP. CPGA for the first quarter was $404, up 10.1% from $367 in the prior year quarter. CPGA in the first quarter increased as a result of higher per-gross-add costs for advertising and retail store-related costs, partially offset by lower per-gross-add commissions costs, versus the prior year quarter. CPGA was unfavorably affected by the decrease in gross subscriber additions versus the prior year quarter, which resulted in a higher fixed cost component of our CPGA.

Cash Cost per User (CCPU). CCPU is used to measure the average monthly cost of serving our existing subscribers. CCPU is calculated as our total operating expenses less equipment revenue, depreciation and amortization and the costs of acquiring new subscribers (as described above under CPGA), divided by our average subscribers for the period. For the purpose of this measure, the expenses are calculated in accordance with GAAP. CCPU in the first quarter was $30.60, or 1.0% lower than in the prior year quarter. This decrease was driven by lower per-subscriber incollect expenses, provision for uncollectible receivables and customer retention costs, partially offset by increases in per-subscriber network, IT and customer care expenses.

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AWE EARNINGS COMMENTARY	FIRST QUARTER 2003

Balance Sheet Discussion:

[SEE APPENDIX II FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED BALANCE SHEETS.]

Total assets increased to $46,227 million at March 31, 2003, an increase of $421 million, or 0.9%, from December 31, 2002. The increase in total assets as of March 31, 2003 was due to an increase in cash and cash equivalents resulting from positive cash flow from operations, the receipt of $436 million of the federal tax refund claim from AT&T, and the $245 million received upon the termination of all interest rate swap agreements in the first quarter.

Total liabilities were $18,065 million at March 31, 2003, a decrease of $181 million, or 1.0%, compared with December 31, 2002. The decrease was primarily attributable to decreases in accounts payable and payroll and benefit-related liabilities, partially offset by an increase in deferred income tax liabilities.

Mandatorily redeemable preferred stock totaling $158 million at the end of the first quarter of 2003 represented the fair value of the mandatorily redeemable preferred stock issued by AT&T Wireless in conjunction with the acquisition of TeleCorp and related dividend accretion subsequent to the acquisition date.

Mandatorily redeemable common stock totaling $7,664 million at March 31, 2003 and December 31, 2002 represented the fair value as of split-off date of the AT&T Wireless common shares held by DoCoMo. These shares are presented as mandatorily redeemable common stock due to certain redemption rights held by DoCoMo. Under certain circumstances, DoCoMo may require the repurchase of its investment at DoCoMo’s original purchase price, plus interest, if AT&T Wireless fails to meet specified technological milestones.

Shareholders’ equity was $20,295 million at March 31, 2003, an increase of $598 million, or 3.0%, from December 31, 2002. The increase was attributable to the receipt in cash of $436 million of the total $461 million receivable from former parent, AT&T, related to the federal tax refund claim filed in December 2002, as well as the net income from the quarter.

April 23, 2003

AWE EARNINGS COMMENTARY	FIRST QUARTER 2003

Statement of Cash Flows Discussion:

[SEE APPENDIX III FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS.]

Cash and cash equivalents totaled $3,563 million at March 31, 2003. Net cash provided by operating activities of continuing operations was $1,275 million in the first quarter of 2003, compared to $113 million in the prior year quarter. The increase was due primarily to higher operating income (excluding depreciation and amortization); the proceeds received from termination of the interest rate swap agreements; a smaller decrease in accounts payable versus the prior year quarter; and a decrease in accounts receivable balances. Net cash used in investing activities of continuing operations was $503 million in the first quarter of 2003, a decrease of $813 million from the first quarter of 2002. The decrease in cash used in investing activities during the first quarter of 2003 versus the prior year was primarily the result of lower capital expenditures, as well as fewer contributions made to unconsolidated subsidiaries. Net cash provided by (used in) financing activities of continuing operations was $438 million during the first quarter of 2003 versus ($573) million during the prior year quarter. Financing activities during the first quarter of 2003 primarily included the cash received from the federal tax refund claim. Financing activities during the first quarter of 2002 primarily included the repayment of long-term debt due to others, partially offset by proceeds from AT&T Wireless common stock issued.

(Unaudited) ($M)	For the three months ended
	March 31, 2003	March 31, 2002	December 31, 2002

Reported capital expenditures, excluding internal use software	$403	$662	$2,146
Add: Cash purchases of internal use software	25	41	80
Add: Net impact of capital accruals and non-cash purchases of PP&E	73	328	45

Cash-basis capital expenditures, including internal use software	$501	$1,031	$2,271

Capital Expenditures for the quarter, including purchases of internal use software, were $428 million, which was a decrease of 35.3% from the year-ago quarter. The majority of our capital spending during the first quarter of 2003 related to the GSM/GPRS network, including capacity expansion and overlay of Telecorp markets.

Operating Free Cash Flow Discussion:

Free cash flow, defined as net cash provided by operating activities of continuing operations ($1,275 million), less capital expenditures and other additions ($501 million), was $774 million for the first quarter of 2003. The free cash flow generation in the first quarter was driven by strong EBITDA and the cash received from the termination of the interest rate swaps, partially offset by capital expenditures, net interest payments and a decrease in cash from changes in working capital during the quarter. Operating free cash flow, which excludes certain unusual items, was $529 million in 1Q03 and excluded the $245 million cash received with the termination of the interest rate swap agreements.

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AWE EARNINGS COMMENTARY	FIRST QUARTER 2003

Recent News:

AT&T Wireless and Cingular Announce Joint Roaming Agreement

On March 17, 2003, AT&T Wireless and Cingular Wireless announced a major joint roaming agreement that will improve quality and encourage further expansion of GSM /GPRS coverage in the U. S. for customers of both companies, and allow the two companies to lower costs. With this agreement, customers of Cingular and AT&T Wireless will continue to have access to the companies’ combined GSM/GPRS footprint in the U.S. and enjoy advanced data services via the world’s most popular and widely-adopted wireless technology — GSM/GPRS. This agreement, which was retroactive to February 1, 2003 and will remain in effect through December 31, 2006, offers both carriers roaming rates that are significantly lower than in previous agreements.

AT&T Wireless Announces Roaming Agreements with 22 Other Carriers

On March 17, 2003, AT&T Wireless announced that, in the past year, it had signed domestic GSM/GPRS roaming agreements with 22 wireless carriers, in addition to Cingular Wireless. The agreements further expand AT&T Wireless’ next generation roaming capabilities in mostly rural areas of 30 states. Roaming service is targeted to be available in most of these areas by the end of 2003.

AT&T Wireless and U.S. Cellular Swap Wireless Licenses and Markets

On March 10, 2003, AT&T Wireless and U.S. Cellular Corporation announced the signing of a definitive agreement to swap wireless licenses and properties covering 15 states and more than 18 million people. Under terms of the agreement, AT&T Wireless will receive U.S. Cellular’s wireless operations and assets in northern Florida and southern Georgia, including Tallahassee and Gainesville, Florida. These markets serve 141,000 customers and reach a population of more than 1.5 million people. The acquisition fills in a key gap in AT&T Wireless’ nationwide network and expands the company’s network to virtually all major cities and travel routes in both states.

U.S. Cellular would acquire wireless licenses in 13 states in the Midwest and Northeast covering 16.6 million people and cash. The licenses are surplus to AT&T Wireless and will not have an effect on the company’s customers or operations. The transaction, which is subject to customary regulatory approvals and has been approved by the boards of both companies, is expected to close in the second half of 2003.

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AWE EARNINGS COMMENTARY	FIRST QUARTER 2003

This document contains “forward-looking statements,’’ which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including the Company’s outlook for the fiscal year 2003 and subsequent periods; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to generate operating free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation, these factors include: the risks associated with the implementation of our technology migration strategy, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the headings “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in our annual report on Form 10-K filed on March 25, 2003.

April 23, 2003

AWE EARNINGS COMMENTARY	FIRST QUARTER 2003

Appendix I – Statements of Operations

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
In millions, except per share amounts – Unaudited

	For the three months ended
	March 31,
	2003	2002	Change

REVENUE
Services	$3,743	$3,355	11.5%
Equipment	205	256	(20.0%)
Total revenue	3,948	3,611	9.3%
OPERATING EXPENSES
Costs of services	1,114	1,048	6.3%
Costs of equipment sales	469	553	(15.2%)
Selling, general and administrative	1,255	1,190	5.4%
Depreciation and amortization	735	642	14.4%
Total operating expenses	3,573	3,433	4.0%
OPERATING INCOME	375	178	111.0%
Other expense	30	31	(1.1%)
Interest expense	184	115	59.8%
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND NET EQUITY EARNINGS (LOSSES) FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	161	32	406.4%
Provision for income taxes	46	12	292.2%
Net equity earnings (losses) from investments in unconsolidated subsidiaries, net of tax	27	(42)	164.5%
INCOME (LOSS) FROM CONTINUING OPERATIONS	142	(22)	731.8%
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	12	(100.0%)
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	142	(10)	n/m
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX	—	(166)	100.0%
NET INCOME (LOSS)	142	(176)	180.5%
Accretion of mandatorily redeemable preferred stock	7	2	148.0%
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$135	$(178)	175.7%
INCOME (LOSS) PER BASIC AND DILUTED SHARE:
Income (loss) from continuing operations available to common shareholders	$0.05	$(0.01)
Income from discontinued operations	$—	$—
Cumulative effect of change in accounting principle	$—	$(0.06)
Net income (loss) available to common shareholders	$0.05	$(0.07)
WEIGHTED AVERAGE SHARES USED TO COMPUTE INCOME (LOSS) PER SHARE:
Basic	2,711	2,618
Diluted	2,712	2,618

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AWE EARNINGS COMMENTARY	FIRST QUARTER 2003

Appendix II – Balance Sheets

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
In millions, except per share amounts — Unaudited

	March 31,	December 31,
	2003	2002	Change

ASSETS
Cash and cash equivalents	$3,563	$2,353	51.4%
Accounts receivable, less allowances of $238 and $240	2,020	2,215	(8.8%)
Inventories	247	325	(24.0%)
Income tax receivable	—	56	(100%)
Prepaid expenses and other current assets	396	332	19.2%
TOTAL CURRENT ASSETS	6,226	5,281	17.9%
Property, plant and equipment, net of accumulated depreciation and amortization of $8,490 and $7,810	15,979	16,263	(1.7%)
Licensing costs	13,947	13,959	(0.1%)
Investments in and advances to unconsolidated subsidiaries	2,270	2,225	2.0%
Goodwill	7,199	7,199	—
Other assets, net of accumulated amortization of $282 and $251	606	879	(31.1%)
TOTAL ASSETS	$46,227	$45,806	0.9%
LIABILITIES
Accounts payable	$612	$780	(21.5%)
Payroll and benefit-related liabilities	332	465	(28.7%)
Other current liabilities	1,822	1,848	(1.4%)
TOTAL CURRENT LIABILITIES	2,766	3,093	(10.6%)
Long-term debt	11,077	11,057	0.2%
Deferred income taxes	3,901	3,788	3.0%
Other long-term liabilities	321	308	4.4%
TOTAL LIABILITIES	18,065	18,246	(1.0%)
MINORITY INTEREST	45	48	(6.9%)
MANDATORILY REDEEMABLE PREFERRED STOCK (.233 shares issued and outstanding)	158	151	4.3%
MANDATORILY REDEEMABLE COMMON STOCK ($0.01 par value, 406 shares issued and outstanding)	7,664	7,664	—
SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value, 2,305 and 2,303 shares issued and outstanding)	23	23	0.1%
Additional paid-in capital	23,670	23,667	—
Receivable from former parent, AT&T	(25)	(461)	(94.6%)
Accumulated deficit	(3,332)	(3,474)	(4.1%)
Accumulated other comprehensive loss	(41)	(58)	(29.4%)
TOTAL SHAREHOLDERS’ EQUITY	20,295	19,697	3.0%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$46,227	$45,806	0.9%

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AWE EARNINGS COMMENTARY	FIRST QUARTER 2003

Appendix III — Statements of Cash Flows

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
In millions — Unaudited

	For the three months ended
	March 31,
	2003	2002

OPERATING ACTIVITIES
Net income (loss)	$142	$(176)
Deduct: Income from discontinued operations	—	12
Net income (loss), excluding discontinued operations	142	(188)
Adjustments to reconcile net income (loss), excluding discontinued operations, to net cash provided by operating activities of continuing operations:
Cumulative effect of change in accounting principle, net of tax	—	166
Loss on early extinguishment of debt	—	10
Loss from impairments of cost method unconsolidated subsidiaries	—	57
Net losses on sale/exchange of assets, businesses, and investments in unconsolidated subsidiaries	35	—
Depreciation and amortization	735	642
Amortization of debt premium/discount, interest accretion, and deferred financing fees	19	8
Deferred income taxes	82	(35)
Net equity (earnings) losses from investments in unconsolidated subsidiaries	(27)	44
Provision for uncollectible receivables	137	159
Proceeds received from termination of interest rate swap agreements representing the hedged portion of long-term debt	245	—
Decrease (increase) in accounts receivable	59	(53)
Decrease in inventories	78	43
Decrease in accounts payable	(88)	(210)
Net change in other operating assets and liabilities	(142)	(530)
NET CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS	1,275	113
INVESTING ACTIVITIES
Capital expenditures and other additions	(501)	(1,031)
Net acquisitions of licenses	—	(35)
Distributions and sales of unconsolidated subsidiaries	5	3
Contributions, advances, and purchases of unconsolidated subsidiaries	(2)	(383)
Acquisitions of consolidated businesses, including cash acquired	(5)	230
Issuance of long-term note receivable to unconsolidated subsidiary	—	(100)
NET CASH USED IN INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(503)	(1,316)
FINANCING ACTIVITIES
Repayment of debt due to others	—	(978)
Proceeds from AT&T Wireless Services common stock issued	7	405
Cash received from former parent, AT&T	436	—
Other financing activities, net	(5)	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES OF CONTINUING OPERATIONS	438	(573)
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	—	8
NET INCREASE (DECREASE) IN CASH AND CASH AND CASH EQUIVALENTS	1,210	(1,768)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,353	3,352
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,563	$1,584

April 23, 2003